EX-19.1
Independent Auditors' Report



Independent Auditors' Report - Attestation on Management's Assertion About Compliance With the Servicing Requirements of the
Mercantile Credit Card Master Trust Pooling and Servicing Agreement and Applicable Provisions of the Series 1995-1 Supplement



Mercantile Credit Card Master Trust
c/o Chase Manhattan Bank, as Trustee

Mercantile Bank National Association, as Servicer:

We have examined the accompanying assertion made by management on Mercantile Bank National Association's (MBNA) compliance, as servicer, with the servicing requirements in Article III, Sections 3.01, 3.02, 3.04, 3.05, 3.06, 3.09, and 3.10, Article IV, and Section 8.08 of the Pooling and Servicing Agreement for the Mercantile Credit Card Master Trust dated as of May 17, 1995, and the applicable provisions of the Series 1995-1 Supplement, among MBNA, as seller and servicer, and Chase Manhattan Bank (formerly Chemical
Bank), as Trustee (collectively, the Agreement), for the year ended
August 30, 1999. Management is responsible for MBNA's compliance with the aforementioned sections and applicable supplemental provisions of the Agreement. Our responsibility is to express an opinion on management's assertion about MBNA's compliance based upon our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about MBNA's compliance with the aforementioned sections and applicable supplemental provisions of the Agreement and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on MBNA's compliance with those sections.

In our opinion, management's assertion that MBNA was in compliance with the aforementioned sections and applicable supplemental provisions of the Agreement for the year ended August 30, 1999 is fairly stated, in all material respects.



September 17, 1999

Management Report on Mercantile Bank National Association's
Compliance, as Servicer, With the Servicing Requirements of the
Mercantile Credit Card Master Trust Pooling and Servicing Agreement and Applicable Provisions of the Series 1995-1 Supplement


Management of Mercantile Bank National Association (MBNA), as servicer, is responsible for compliance with the servicing requirements in Article III, Sections 3.01, 3.02, 3.04, 3.05, 3.06, 3.09, and 3.10, Article IV, and
Section 8.08 of the Pooling and Servicing Agreement for the Mercantile Credit Card Master Trust dated as of May 17, 1995, and the applicable provisions of the Series 1995-1 Supplement, among MBNA, as seller and servicer, and Chase Manhattan Bank (formerly Chemical Bank), as Trustee (collectively, the Agreement).

Management has performed an evaluation of MBNA's compliance with the aforementioned sections and applicable supplemental provisions of the Agreement for the year ended August 30, 1999. Based upon this evaluation, management believes that, for the year ended August 30, 1999, MBNA, as servicer, was materially in compliance with the aforementioned sections and applicable supplemental provisions of the Agreement.


/s/ Keith Roever


Keith Roever
President
September 17, 1999

                                      9